Exhibit 3.2

CERTIFICATE OF DESIGNATIONS,

PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

DIGIPATH, INC.

Pursuant to Section 78.195 of the General Corporation Law

of the State of Nevada

DigiPath, Inc., a Nevada corporation (hereinafter called the “Corporation”), hereby certifies that, pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the “Articles of Incorporation”), and in accordance with the provisions of Section 78.195 of the General Corporation Law of the State of Nevada, the Board of Directors (the “Board”) has duly adopted the following resolutions.

RESOLVED, that, pursuant to the Articles of Incorporation (which authorizes 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”)), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series A Preferred Stock.

RESOLVED, that the Corporation is authorized to issue Series A Preferred Stock on the following terms and with the provisions herein set forth:

(1) Designation and Number of Shares. Of the 10,000,000 shares of Preferred Stock authorized pursuant to the Third Article of the Corporation's Articles of Incorporation, 6,000,000 shares are hereby designated as Series A Preferred Stock (the “Series A Preferred Stock”).

(2) Stated Value. Each share of Series A Preferred stock will have stated value of $0.001 per share (the “Stated Value”).

(3) Dividends. The Series A Preferred Stock will not be entitled to dividends unless the Corporation pays cash dividends or dividends in other property to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series A Preferred Stock will, if and only to the extent of the Beneficial Ownership Limitation and accordingly, if and only to the extent convertible into shares of common stock, $0.001 par value per share, of the Corporation (the “Common Stock”) pursuant to Section 6 below, be entitled to receive dividends of cash or property in an amount or value equal to the Conversion Rate multiplied by the amount paid in respect of one share of Common Stock. Any dividend payable to the Series A Preferred Stock will have the same record and payment date and terms as the dividend is payable on the Common Stock.

(4) Liquidation.

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), subject to the rights of any other series of Preferred Stock that are in existence or may, from time to time, come into existence, the cash and other assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Series A Preferred Stock, prior to any amount being distributed to or among the holders of Common Stock, such that for each share of Series A Preferred Stock, a holder of Series A Preferred Stock shall be entitled to receive an amount equal to the Purchase Price, as adjusted for any stock dividends, combinations or splits with respect to such shares, plus all accrued but unpaid dividends on each such share, if any (the “Liquidation Preference”). The cash value of any remaining cash and other distributable property that is available for distribution to the holders of equity of the Corporation (after payment of the Liquidation Preference to the Series A Preferred Stock and any other liquidation preference amount to any other class of equity securities of the Corporation) shall be distributed among among all holders of Common Stock pro rata. For purposes of this Certificate of Designations, the “Purchase Price” for each share of Series A Preferred Stock shall be $1.00 per share.

(b) Merger; Sale. The following events shall be deemed to constitute a Liquidation Event under this Section 4: (i) the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Corporation, or (ii) the acquisition of the Corporation by another entity by means of merger, consolidation, share exchange, reorganization or otherwise pursuant to which shares of capital stock of the Corporation are converted into cash, securities or other property of the acquiring entity or any of its affiliates and which results in the holders of voting securities (excluding shares of the surviving entity held by holders of the capital stock of the Corporation acquired by means other than the exchange or conversion of the capital stock of the Corporation for shares of the surviving entity) of the Corporation immediately prior to such merger, consolidation, share exchange, reorganization or sale of assets beneficially owning, directly or indirectly, less than a majority of the combined voting power of the surviving entity resulting from such merger, consolidation, share exchange, reorganization or sale of assets (any of the foregoing transactions, a “Deemed Liquidation Event ”).

(c) Valuation of Consideration. If the consideration received by the Corporation is other than cash in connection with any of the events set forth above, its value shall be deemed its fair market value as determined in good faith by the Board; provided, however, that if the consideration consists of securities, the fair market value of such securities shall be valued as follows:

(i) if traded on a securities exchange or through the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(d) Alternative Amount. Notwithstanding Section 4(a) above, each holder of Series A Preferred Stock shall have the right to elect the conversion benefits of the provisions of Section 6 or other applicable conversion provisions in lieu of receiving the Liquidation Preference pursuant to Section 4(a).

(5) Redemption. The Series A Preferred Stock does not have any redemption rights.

(6) Conversion.

(a) Right to Convert.  Subject to the provisions of Section 6(d), each share of Series A Preferred Stock shall be convertible, at the option of the Holder, at any time after the three month anniversary of the date of issuance of the Series A Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Purchase Price plus all accrued but unpaid dividends on each such share, if any, by (ii) the Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (such quotient is referred to as the “Conversion Rate”), subject to the Conversion Minimum.  The Corporation shall pay any and all transfer agent fees, legal fees, costs and any other fees or costs that may be incurred or charged in connection with the issuance of shares of Common Stock to the Holder arising out of or relating to the conversion of the Series A Preferred Stock. For purposes of this Certificate of Designations:

(i). “Conversion Price” means the lesser of (A) $0.02 and (B) seventy percent (70%) of the average of the three (3) lowest daily VWAPs occurring during the twenty (20) consecutive Trading Days immediately preceding the applicable Conversion Date on which the Holder elects to convert any shares of Series A Preferred Stock, subject to adjustment as provided herein.

(ii). “Conversion Minimum” shall, unless otherwise approved in writing by the Corporation, constitute any individual conversion of Series A Preferred Stock of at least 20,000 shares of the Series A Preferred Stock.

(iii). “Trading Day” means a day on which the principal Primary Market is open for business;

(iv). “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Over the Counter Bulletin Board market (the “Primary Market”) and the OTCQB; (b) if the Common Stock is not then quoted for trading on the Primary Market and if prices for the Common Stock are then reported on the OTC Pink marketplace published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Corporation.

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding Series A Preferred Stock.

(c) Mechanics of Conversion.

(i).  Conversion. To convert any shares of Series A Preferred Stock into shares of Common Stock on any date (a “Conversion Date”), the Holder shall transmit by email, facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Los Angeles, CA Time, on such date, a copy of an executed notice of conversion (the “Conversion Notice”) to the Corporation.  On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice, the Corporation shall (A) if legends are not required to be placed on certificates of Common Stock pursuant to the then existing provisions of Rule 144 of the Securities Act of 1933 (“Rule 144”) and provided that the Corporation’s transfer agent is participating in the Depository Trust Company's (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC, or (B) if the Corporation’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant the Rule 144.  If a certificate representing the shares of Series A Preferred Stock is physically surrendered for conversion and there remain shares to be converted, then the Corporation shall, upon request of the Holder, as soon as practicable and in no event later than three (3) Business Days after receipt of this conversion and at its own expense, issue and deliver to the holder a new Series A Preferred Stock certificate representing the outstanding shares not converted.  The individual, corporation, partnership, limited liability company, limited liability partnership, trust, association, organization or other entity entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.  For the purposes hereof, the term “Business Day” means any day except any Saturday, any Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

(ii). Corporation’s Failure to Timely Convert. If within three (3) Business Days after the Corporation’s receipt of the facsimile or email copy of a Conversion Notice, the Corporation shall fail to issue and deliver to Holder the number of shares of Common Stock to which the Holder is entitled upon such Holder's conversion of any shares of Series A Preferred Stock (a “Conversion Failure”), the Corporation shall pay to the Holder $3,000 per day until the Corporation issues and delivers a certificate to the Holder for the number of shares of Common Stock to which the Holder is entitled upon such Holder’s conversion of any shares of Series A Preferred Stock.  If the Corporation fails to deliver shares in accordance with the timeframe stated in this Section, resulting in a Conversion Failure, the Holder, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded portion returned to shares of Series A Preferred Stock with the rescinded shares of Common Stock returned to the Corporation.

(iii).     Adjustment to Conversion Price for Certain Actions.  In the event of any Negative Action, as hereinafter defined, the Conversion Price shall thereafter be redefined to mean the lesser of (A) $0.02 and (B) fifty percent (50%) of the lowest trade occurring during the twenty (20) consecutive Trading Days immediately preceding the applicable Conversion Date on which the Holder elects to convert any shares of Series A Preferred Stock, subject to adjustment as provided herein. For purposes of this Certificate of Designations, “Negative Action” means:

(I) (1) the Corporation or any subsidiary of the Corporation shall commence, or there shall be commenced against the Corporation or any subsidiary of the Corporation under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Corporation or any subsidiary of the Corporation commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Corporation or any subsidiary of the Corporation or there is commenced against the Corporation or any subsidiary of the Corporation any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty-one (61) days; or (2) the Corporation or any subsidiary of the Corporation is adjudicated insolvent or bankrupt; or (3) any order of relief or other order approving any such case or proceeding is entered; or (4) the Corporation or any subsidiary of the Corporation suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty-one (61) days; or (5) the Corporation or any subsidiary of the Corporation makes a general assignment for the benefit of creditors; or (6) the Corporation or any subsidiary of the Corporation shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (7) or the Corporation or any subsidiary of the Corporation shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (8) the Corporation or any subsidiary of the Corporation shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (9) any corporate or other action is taken by the Corporation or any subsidiary of the Corporation for the purpose of effecting any of the foregoing;

(II) the Corporation or any subsidiary of the Corporation shall default in any of its obligations under any note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Corporation or any subsidiary of the Corporation in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created;

(III) the Common Stock is suspended or delisted for trading on the Primary Market and the OTCQB;

(IV) the Corporation loses its status as “DTC Eligible” for any reason; or

(V) the Corporation shall become late or delinquent in its filing requirements as a fully-reporting issuer registered with the Securities amd Exchange Commission.

(iv).  Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of any shares of Series A Preferred Stock in accordance with the terms hereof, the Holder shall not be required to physically surrender a certificate evidencing such Series A Preferred Stock to the Corporation unless (A) all of the shares underlying a given certificate representing Series A Preferred Stock are being converted or (B) the Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of another certificate representing shares of Series A Preferred Stock upon physical surrender of a certificate representing shares of Series A Preferred Stock.  The Holder and the Corporation shall maintain records showing the number of shares of Series A Preferred Stock converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of stock certificates upon conversion.

(d) Limitations on Conversion.  The Corporation shall not effect any conversion of the Series A Preferred Stock and the Holder thereof shall not have the right to convert any shares of the Series A Preferred Stock held thereby to the extent that after giving effect to such conversion, such Holder, together with any affiliate thereof and any other person or entity acting as a group together with such Holder or any of such Holder’s affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock then held by the given Holder or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the given Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder. For purposes of this section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual report, as the case may be; (B) a more recent public announcement by the Corporation; or (C) a more recent notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within three Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. Since a Holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of the Beneficial Ownership Limitation without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of the number of shares of Series A Preferred Stock that may be convertible shall be the responsibility and obligation of the Holder.  If a Holder has delivered a Conversion Notice that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the Beneficial Ownership Limitation, the Corporation shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Series A Preferred Stock permitted to be converted on such Conversion Date in accordance with Section 6(a) and, any shares of Series A Preferred Stock tendered for conversion in excess of the Beneficial Ownership Limitation shall remain outstanding.  By written notice to the Corporation, a Holder may at any time and from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage specified in such notice (or specify that the Beneficial Ownership Limitation shall no longer be applicable), provided, however, that (A) any such increase (or inapplicability) shall not be effective until the sixty-fifth (65th) day after such notice is delivered to the Corporation, and (B) any such increase or decrease shall apply only to the given Holder and not to any other holder of Series A Preferred Stock. The provisions of this section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this section to correct this section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this section shall apply to a successor holder of any shares of Series A Preferred Stock.

(e) Adjustments to Conversion Rate and Reorganization. The Conversion Rate for the number of shares of Common Stock into which the Series A Preferred Stock shall be converted on a conversion shall be subject to adjustment from time to time as hereinafter set forth:

(i) Stock Dividends - Recapitalization, Reclassification, Split-Ups. If, prior to the date of a conversion, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a stock split, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on the conversion of the Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(ii) Aggregation of Shares. If prior to the date of conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the number of shares of Common Stock issuable on the conversion of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(iii) Change Resulting from Reorganization or Change in Par Value, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock which solely affects the par value of the shares of Common Stock, or in the case of any merger or consolidation of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Corporation as an entirety or substantially as an entirety in connection with which the Corporation is dissolved, the holders of the Series A Preferred Stock shall have the right thereafter (unless otherwise converted) to receive upon the conversion of the Series A Preferred Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Series A Preferred Stock is convertible immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock, then such adjustment also shall be made.

(iv) Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(7) Voting Rights. The holders of record of shares of Series A Preferred Stock shall be entitled to the following voting rights:

(a) Subject to the provisions of Section 7(d), those voting rights required by applicable law and as provided in Section (12) hereof;

(b) Subject to the provisions of Section 7(d), the right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote. Subject to the provisions of Section 7(d), each share of Series A Preferred Stock will carry a number of votes equal to the number of shares of Common Stock issuable in a conversion based on the then applicable Conversion Rate; and

(c) Whenever holders of Series A Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted. Subject to the provisions of Section 7(d), each share of the Series A Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series A Preferred Stock, as set forth in this Section 7(c).

(d) Limitations on Voting.  Notwithstanding any portion of this Certificate of Designations to the contrary, the Corporation shall not effect any voting with respect to any shares of Series A Preferred Stock held by a Holder or its affiliates that, and the Holder thereof (or its affiliates) shall not have the right to vote any shares of the Series A Preferred Stock held thereby that, upon conversion in accordance with Section 6, would exceed the Beneficial Ownership Limitation. The provisions of this Section may be waived by a Holder (but only as to itself and not as to any other Holder) upon not less than sixty-five (65) days’ prior notice to the Corporation.  Other Holders shall be unaffected by any such waiver.

(8) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

(9) No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(10) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(11) Notices. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(12) Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class: (i) amend, alter or repeal the preferences, privileges, special rights or other powers of the Series A Preferred Stock, as set forth herein, in a manner adverse to the holders thereof; (ii) create, issue, or obligate itself to issue any new class or series of stock or any other equity security (including any security convertible into or exercisable for any equity security) ranking senior to the Series A Preferred Stock as to dividend rights, redemption rights, conversion rights or liquidation preferences; (iii) reclassify any existing class or series of outstanding shares into a class or series of stock or any other equity security (including any security convertible into or exercisable for any equity security) ranking senior to, or on a parity with, the Series A Preferred Stock as to dividend rights, redemption rights, conversion rights or liquidation preferences; or (iv) amend its Articles of Incorporation or Bylaws in any manner that adversely affects the preferences, privileges, restrictions or other rights of the holders of Series A Preferred Stock.

(13) Return of Status as Authorized Shares. Upon a conversion or any other redemption or extinguishment of the Series A Preferred Stock, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

 FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A Convertible Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Nevada.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series A Convertible Preferred Stock on this 9th day of April, 2014.

DIGIPATH, INC.

By: /s/ Eric Stoppenhagen

Name: Eric Stoppenhagen

Title: Chief Financial Officer